Cronos Group Reports 2026 First Quarter Results

Net revenue in Q1 2026 increased by 40% year-over-year to $45.2 million

Achieved record net revenue and gross profit in Q1 2026

Reached #1 market share in vapes in Canada1

Ninth consecutive quarter of record net revenue in Israel, where PEACE NATURALS® continues to be the number one cannabis brand2

Industry-leading balance sheet with $822 million in total cash and cash equivalents

TORONTO, May 11, 2026 - Cronos Group Inc. (NASDAQ: CRON) (TSX: CRON) (“Cronos” or the “Company”), today announced its 2026 first quarter business results.

“Cronos delivered record net revenue and gross profit in the first quarter, as we continue to execute against our borderless products strategy and as additional supply from the expansion at Cronos GrowCo fuels our next phase of growth. Cronos Israel delivered another record quarter, further cementing PEACE NATURALS® as the #1 cannabis brand in the country. In other international markets, we achieved record quarterly net revenue, and we continue to see robust growth potential for our products in Europe. In Canada, the Spinach® brand claimed the #1 position in vapes for the first time, while maintaining its outstanding #1 ranking in edibles,1 a testament to the strength of our brand portfolio and our innovation platform,” said Mike Gorenstein, Chairman, President and CEO of Cronos.

“We are executing on a clear and focused growth strategy. We are benefitting from increased volume following Cronos GrowCo’s expansion and sustained growth in our proprietary products across categories, with significant momentum in international markets, positioning Cronos to deliver sustainable net revenue and Adjusted EBITDA growth. Our pending acquisition of CanAdelaar, the leading operator in the Netherlands’ legal market, is expected to establish a strategic footprint for Cronos in Europe and enable us to leverage our borderless product strategy in a scaled adult-use market. Backed by an industry-leading balance sheet, we have the financial strength and flexibility to invest with discipline and deliver value to our shareholders.”
1 Hifyre Retail Analytics - National Retail Dollar by Brand in Canada - Q1 2026.
2 Market share and ranking information from pharmacy data collected by Cronos - Q1 2026.

Consolidated Financial Results
The tables below set forth our condensed consolidated results of operations, expressed in thousands of United States (“U.S.”) dollars for the periods presented. Our condensed consolidated financial results for these periods are not necessarily indicative of the consolidated financial results that we will achieve in future periods.

(in thousands of USD)	Three months ended March 31,		Change
	2026	2025	$	%
Net revenue	$45,210	$32,262	$12,948	40%

Cost of sales	25,392	18,528	6,864	37%
Inventory write-down	665	—	665	N/A
Gross profit	$19,153	$13,734	$5,419	39%
Gross margin(i)	42%	43%	N/A	(1) pp

Inventory step-up recorded to cost of sales	—	517	(517)	N/A
Adjusted Gross Profit(ii)	$19,153	$14,251	$4,902	34%
Adjusted Gross Margin(iii)	42%	44%	N/A	(2) pp

Net income	$15,711	$7,723	$7,988	103%

Adjusted EBITDA(ii)	$5,079	$2,289	$2,790	122%

Other Data
Cash and cash equivalents(iv)	$821,856	$797,819	$24,037	3%
Short-term investments(iv)	—	40,000	(40,000)	N/A
Capital expenditures(v)	1,971	15,356	(13,385)	(87)%
(i)Gross margin is defined as gross profit divided by net revenue.
(ii)See “Non-GAAP Measures” for more information, including a reconciliation of adjusted earnings (loss) before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) to net income (loss) and a reconciliation of Adjusted Gross Profit to gross profit.
(iii)Adjusted Gross Margin is defined as Adjusted Gross Profit divided by net revenue. See Non-GAAP Measures for more information.
(iv)Dollar amounts are as of the last day of the period indicated.
(v)Capital expenditures represent component information of investing activities and is defined as the sum of purchase of property, plant and equipment, and purchase of intangible assets.

First Quarter 2026
•Net revenue of $45.2 million in Q1 2026 increased by $12.9 million from Q1 2025. The increase was primarily due to higher cannabis flower sales in Israel and other countries, which carry no excise taxes, and higher cannabis extract and flower sales in the Canadian market.
•Gross profit of $19.2 million in Q1 2026 increased by $5.4 million from Q1 2025. The increase was primarily due to higher average sales prices, largely driven by a mix shift to Israel and other countries, which carry no excise taxes, and higher sales volumes. For the three months ended March 31, 2025, gross profit was reduced by $0.5 million as a result of the impact of the inventory step-up from the transaction (the “Cronos GrowCo Transaction”) by which we obtained majority control of the board of directors of Cronos Growing Company Inc. (“Cronos GrowCo”) that was recorded into cost of sales. No such costs were recognized for the three months ended March 31, 2026.
•Adjusted Gross Profit of $19.2 million in Q1 2026 increased by $4.9 million from Q1 2025. The increase was primarily due to higher average sales prices, largely driven by a mix shift to Israel and other countries, which carry no excise taxes, and higher sales volumes.
•Net income of $15.7 million in Q1 2026 increased by $8.0 million from Q1 2025. The increase was primarily due to higher gross profit and other income, partially offset by higher operating expenses.

•Adjusted EBITDA of $5.1 million in Q1 2026 improved by $2.8 million from Q1 2025. The improvement was primarily driven by higher gross profit, partially offset by higher operating expenses due to higher sales and marketing, general and administrative, and research and development (“R&D”) costs.

Business Updates

Renewed Share Repurchase Authorization
On May 8, 2026, the Board unanimously authorized a share repurchase program of up to $50 million, which is intended to succeed the Company’s existing share repurchase program upon its scheduled expiration on May 13, 2026. The share repurchase program is expected to commence on May 14, 2026 and terminate on May 13, 2027, unless earlier terminated. Repurchases under the program may be made from time to time, either through open market purchases at then-prevailing market prices through the facilities of the Nasdaq Global Market or other U.S. published markets, privately negotiated transactions or otherwise. Open market repurchases will be limited to 5% of the number of common shares outstanding as of the applicable measurement time, the maximum amount permitted by applicable securities laws. The timing and amount of repurchases are subject to market conditions, compliance with applicable laws and regulations and any other factors management of the Company may deem relevant. The program does not obligate Cronos to acquire any specific dollar amount or number of shares and may be modified, suspended, or discontinued at any time.
From May 14, 2025 through May 6, 2026, Cronos repurchased a total of 13,394,475 shares at a cost of approximately $33.5 million, inclusive of commissions and excise taxes.

Brand and Product Portfolio

Spinach®3

The Spinach® brand delivered outstanding results in Q1 2026, reinforcing its standing among Canada’s favorite cannabis brands. The brand held 5.5% total market share nationally, maintaining its position as the #2 brand in Canada. In flower, the Spinach® brand rose to #3 with 5.0% market share, reflecting increased product availability following the Cronos GrowCo expansion and continued consumer demand for the brand’s core offerings.

The Spinach® brand’s most significant achievement in Q1 2026 was reaching #1 in the vape category for the first time in the brand’s history, capturing 9.8% total vape market share across all formats in Canada, a milestone that underscores the brand’s growing strength in one of Canada’s fastest-growing cannabis categories. In vape cartridges specifically, Spinach® reached 11.1% market share in the quarter, also ranking #1, and the three best-selling vape SKUs nationwide across all formats were Spinach® vape cartridges. Canadian distribution of Spinach® PUFFERZTM all-in-one vapes broadened in the quarter, with PUFFERZTM reaching the #2 market share position in all-in-one vapes in March 2026, just four months after launch.

In edibles, Spinach® retained its outstanding #1 position with a 20.8% share of the Canadian market, powered by the continued success of SOURZ by Spinach® gummies, which held 22.7% of the gummies segment. In Q1 2026, four SOURZ by Spinach® gummies products ranked among the top 10 edibles nationally, including the top-selling edibles SKU in Canada, the Fully Blasted Blue Raspberry Watermelon 10 Pack.

During Q1 2026, Cronos launched a series of new pre-roll products for the Canadian market, including limited edition Sour Chem and Space Cake 10 x 0.4g Spinach® STIX and Sour Chem and GMO Cookies 2 x 1g Spinach® pre-rolls, offering consumers distinctive and accessible ways to experience the brand’s most popular genetics.

PEACE NATURALS®4

Cronos Israel delivered another record quarter in Q1 2026, with the PEACE NATURALS® brand expanding its lead in the Israeli medical cannabis market, resulting in net revenue growth of 53% year-over-year. The sustained leadership of
3 Hifyre Retail Analytics - National Retail Dollar by Brand in Canada - Q1 2026.
4 Market share and ranking information from pharmacy data collected by Cronos - Q1 2026.

PEACE NATURALS® products reflects the strength of Cronos’ advanced genetic breeding program, and industry-leading cultivation capabilities.

Cronos continued to build on its international presence in Q1 2026, with net revenue in international markets outside Israel growing 97% year-over-year, reaching record levels in the quarter. The Company’s global platform continues to be a key differentiator, enabling Cronos to leverage its genetics, cultivation expertise, and brand equity across multiple regulatory environments and patient populations.

LIT™

In Q1 2026, Cronos further expanded sales of its value-focused medical brand LIT™ across Israel and Europe, reflecting the Company’s strategy of building a tiered product portfolio, from premium to accessible price points, that serves the spectrum of medical cannabis patients.

Lord Jones®5

The Lord Jones® brand continued to serve the premium cannabis consumer in Q1 2026, with a focused presence across several key categories. The brand held a 9.1% market share in chocolate cannabis edibles, ranking #3 in Canada.

The Lord Jones® brand also made its entry into the Israeli medical cannabis market in Q1 2026, where its five premium flower strains were met with strong demand from patients. The brand’s expansion into Israel underscores Cronos’ commitment to thoughtful international growth driven by disciplined execution and differentiated brand experiences.

CanAdelaar Acquisition

On December 9, 2025, the Company entered into a definitive share sale and purchase agreement (the “SPA”) to acquire all of the issued and outstanding shares of CanAdelaar B.V. (“CanAdelaar”), one of ten licensed cannabis producers participating in the Dutch Controlled Cannabis Supply Chain Experiment.

On May 8, 2026, the Company entered into an amendment to the SPA pursuant to which the parties agreed to extend the Long Stop Date (as defined in the SPA) for closing of the acquisition from June 9, 2026 to September 9, 2026. The extension provides additional time to satisfy certain closing conditions, including obtaining required regulatory clearances in the Netherlands, receipt of confirmations relating to CanAdelaar’s licenses and completion of the Bibob review (a background check conducted by Dutch authorities). No other material changes were made to the terms of the transaction.

The Company expects the acquisition to close in the summer of 2026.

Conference Call

The Company will host a conference call and live audio webcast on Monday, May 11, 2026, at 8:30 a.m. ET to discuss 2026 first quarter business results. An audio replay of the call will be archived on the Company’s website for replay. Instructions for the live audio webcast are provided on the Company’s website at https://ir.thecronosgroup.com/events-presentations.
5 Hifyre Retail Analytics - National Retail Dollar by Brand in Canada - Q1 2026.

About Cronos

Cronos is a global cannabis company focused on scaling leading consumer goods products through research and development and innovation. With a passion to responsibly elevate the consumer experience, Cronos is building an iconic brand portfolio. Cronos’ diverse international brand portfolio includes Spinach®, PEACE NATURALS®, LIT™ and Lord Jones®. For more information about Cronos and its brands, please visit: thecronosgroup.com.

Forward-Looking Statements

This press release contains information that may constitute forward-looking information and forward-looking statements within the meaning of applicable U.S. and Canadian securities laws and court decisions (collectively, “Forward-Looking Statements”), which are based upon our current internal expectations, estimates, projections, assumptions and beliefs. Information that is not clearly historical in nature may constitute Forward-Looking Statements. In some cases, Forward-Looking Statements can be identified by the use of forward-looking terminology, such as “expect,” “likely,” “may,” “will,” “should,” “intend,” “anticipate,” “potential,” “proposed,” “estimate,” “believe,” “plan” and other similar words, expressions and phrases, including negative and grammatical variations thereof, or statements that certain events or conditions “may” or “will” happen, or by discussion of strategy. Forward-Looking Statements include estimates, plans, expectations, opinions, forecasts, projections, targets, guidance or other statements that are not statements of historical fact.

Forward-Looking Statements include, but are not limited to, statements with respect to:
•the ongoing impact of the public investigation into Canadian licensed producers of alleged dumping of medical cannabis imports from Canada into Israel by the Trade Levies Commissioner of the Israel Ministry of Economy and Industry (the “Anti-Dumping Investigation”) and the proposed anti-dumping duty to which the Company’s imports would be subject;
•expectations related to the conflict involving the United States, Israel, Hamas, Hezbollah, Houthis, Iran, Iran’s proxies and other stakeholders in the region (the “Middle East Conflict”) and its impact on our operations in Israel, the supply of product in the market and the demand for product by medical patients in Israel, as well as any regional or global escalations and their impact to global commerce and stability;
•expectations related to markets outside of Canada and Israel, and our ability to successfully distribute the PEACE NATURALS® brand in those markets;
•expectations related to the impact of our decision to exit our U.S. hemp-derived cannabinoid product operations and any future plans to re-enter the U.S. market;
•the ongoing impact of our announced realignment (inclusive of any revisions thereto, the “Realignment”) and any progress, challenges and effects related thereto as well as changes in strategy, metrics, investments, reporting structure, costs, operating expenses, employee turnover and other changes with respect thereto;
•our expectations as to the use and expansion of our facility in Stayner, Ontario (the “Peace Naturals Campus”);
•our ability to acquire raw materials from suppliers, including Cronos GrowCo, and the costs and timing associated therewith;
•expectations regarding the potential success of, and the costs and benefits associated with, our joint ventures, strategic alliances and equity investments;
•expectations related to the expansion of Cronos GrowCo’s purpose-built cultivation and processing facilities and any additional supply or growth opportunities (including in the wholesale market) provided thereby;
•expectations related to the transaction by which we, as lender, obtained junior secured convertible debt (the “High Tide Loan”) from High Tide Inc. (“High Tide”), as borrower, and a warrant (the “High Tide Warrant”) to purchase common shares of High Tide, the performance of the High Tide Loan and the High Tide Warrant, and High Tide’s ability to repay the High Tide Loan;

•expectations related to our agreement to acquire CanAdelaar, including the timing and completion of the transaction, and the anticipated costs, benefits and integration matters associated therewith and the performance of the business from and following closing;
•expectations related to the impact of the renewed share repurchase program that was authorized on May 8, 2026, including the timing and amount of repurchases;
•our ability or plans to identify, develop, commercialize or expand our technology and R&D initiatives in cannabinoids, or the success thereof;
•expectations regarding revenues, expenses, gross margins and capital expenditures;
•expectations regarding our future production and manufacturing strategy and operations, the costs and timing associated therewith and the receipt of applicable production and sale licenses;
•the ongoing impact of the legalization of additional cannabis product types and forms for adult-use in Canada, including federal, provincial, territorial and municipal regulations pertaining thereto, the related timing and impact thereof and our intentions to participate in such markets;
•the legalization of the use of cannabis for medical or adult-use in jurisdictions outside of Canada, the related timing and impact thereof and our intentions to participate in such markets, if, when and to the extent such use is legalized;
•the grant, renewal, withdrawal, suspension, delay and impact of any license or supplemental license to conduct activities with cannabis or any amendments thereof;
•our ability to successfully create, launch and scale brands and cannabis products;
•expectations related to the differentiation of our products, including through the utilization of rare cannabinoids;
•the benefits, viability, safety, efficacy, dosing and social acceptance of cannabis, including CBD and other cannabinoids;
•laws and regulations and any amendments thereto applicable to our business and the impact thereof, including uncertainty regarding the application of U.S. state and federal law to cannabis and U.S. hemp (including CBD and other U.S. hemp-derived cannabinoids) products and the scope of any regulations by the U.S. Department of Health and Human Services, U.S. Food and Drug Administration, the U.S. Drug Enforcement Administration, the U.S. Federal Trade Commission, the U.S. Patent and Trademark Office and any state equivalent regulatory agencies over cannabis and U.S. hemp (including CBD and other U.S. hemp-derived cannabinoids) products, including the final order issued by the U.S. Department of Justice (the “DOJ”) moving certain categories of marijuana products from Schedule I to Schedule III under the U.S. Controlled Substances Act and any future actions that may be taken or considered by the DOJ or other government agencies;
•the anticipated benefits and impact of Altria Group, Inc.’s investment in the Company (the “Altria Investment”), pursuant to a subscription agreement dated December 7, 2018;
•expectations regarding the implementation and effectiveness of key personnel changes;
•expectations regarding business combinations and dispositions and the anticipated benefits therefrom;
•expectations of the amount or frequency of impairment losses, including as a result of the write-down of intangible assets, including goodwill;
•the impact of the ongoing military conflict between Russia and Ukraine (and resulting sanctions) on our business, financial condition and results of operations or cash flows;
•our compliance with the terms of the settlement (the “Settlement Order”) with the SEC and the settlement agreement with the Ontario Securities Commission (the “OSC”); and
•the impact of the loss of our ability to rely on private offering exemptions under Regulation A and Regulation D of the Securities Act of 1933, as amended, as a result of the Settlement Order.

Certain of the Forward-Looking Statements contained herein concerning the industries in which we conduct our business are based on estimates prepared by us using data from publicly available governmental sources, market research, industry analysis and on assumptions based on data and knowledge of these industries, which we believe to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, such data is inherently imprecise. The industries in which we conduct our business involve risks and uncertainties that are subject to change based on various factors, which are described further below.

The Forward-Looking Statements contained herein are based upon certain material assumptions that were applied in drawing a conclusion or making a forecast or projection, including: (i) our ability to effectively navigate developments related to the Anti-Dumping Investigation and the proposed anti-dumping duty to which the Company’s imports would be subject and its impact on our operations in Israel; (ii) our ability to effectively navigate developments related to the Middle East Conflict and its impact on our employees and operations in Israel, the supply of product in the market and demand for product by medical patients in Israel; (iii) our ability to efficiently and effectively distribute our PEACE NATURALS® brand in markets outside of Canada and Israel; (iv) expectations related to the impact of our decision to exit our U.S. hemp-derived cannabinoid product operations; (v) our ability to realize the expected cost-savings, efficiencies and other benefits of our Realignment and other announced cost-cutting measures and employee turnover related thereto; (vi) our ability to efficiently and effectively manage our operations at our Peace Naturals Campus; (vii) our ability to efficiently and effectively acquire raw materials on a timely and cost-effective basis from third parties or Cronos GrowCo; (viii) our ability to realize the expected benefits related to the expansion of Cronos GrowCo’s purpose-built cannabis facility (including the quantity and quality of any additional supply provided thereby and the stability of pricing and demand with respect to such supply) and the ability of Cronos GrowCo to repay the credit facility provided by Cronos; (ix) High Tide’s ability to repay the High Tide Loan, the performance of the High Tide Loan and the High Tide Warrant, and our ability to realize benefits related to the performance of the High Tide Warrant; (x) our ability to complete the acquisition of CanAdelaar on the terms and within the timelines anticipated, including the timely receipt of required regulatory approvals and the satisfaction of other closing conditions, and our ability to realize any expected benefits, synergies and operational performance associated with such acquisition; (xi) our ability to realize anticipated benefits, synergies or generate revenue, profits or value from our business combinations and strategic investments; (xii) the production and manufacturing capabilities and output from our facilities and our joint ventures, strategic alliances and equity investments; (xiii) government regulation of our activities and products including, but not limited to, the areas of cannabis taxation and environmental protection; (xiv) the timely receipt of any required regulatory authorizations, approvals, consents, permits and/or licenses; (xv) consumer interest in and the scalability of our products; (xvi) our ability to differentiate our products, including through the utilization of rare cannabinoids; (xvii) competition; (xviii) anticipated and unanticipated costs; (xix) our ability to generate cash flow from operations; (xx) our ability to conduct operations in a safe, efficient and effective manner; (xxi) our ability to hire and retain qualified staff and acquire equipment and services in a timely and cost-efficient manner; (xxii) our ability to complete planned dispositions and, if completed, obtain our anticipated sales price; (xxiii) general economic, financial market, regulatory and political conditions in which we operate; (xxiv) management’s perceptions of historical trends, current conditions and expected future developments; and (xxv) other considerations that management believes to be appropriate in the circumstances. While our management considers these assumptions to be reasonable based on information currently available to management, there is no assurance that such expectations will prove to be correct.

By their nature, Forward-Looking Statements are subject to inherent risks and uncertainties that may be general or specific and which give rise to the possibility that expectations, forecasts, predictions, projections or conclusions will not prove to be accurate, that assumptions may not be correct, and that objectives, strategic goals and priorities will not be achieved. A variety of factors, including known and unknown risks, many of which are beyond our control, could cause actual results to differ materially from the Forward-Looking Statements in this press release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf. Such factors include, without limitation, negative impacts on our business and operations in Israel due to the Anti-Dumping Investigation, including that we may not be able to produce, import or sell our products in Israel as a result thereof; negative impacts on our employees, business and operations in Israel due to the Middle East Conflict, including that we may not be able to produce, import or sell our products or protect our people or facilities in Israel during the Middle East Conflict, the supply of product in the market and the demand for product by medical patients in Israel, and inflationary pressures and related increases in input, production, transportation and other operating costs, as well as potential impacts on consumer purchasing power; that we may not be able to successfully maintain or expand distribution of our products in our markets outside of Canada or Israel or generate meaningful revenue in those markets; that we may be unable to further streamline our operations and expenses; that we may not be able to effectively and efficiently re-enter the U.S. market in the future; that we may not be able to access raw materials on a timely and cost-effective basis from third parties or Cronos GrowCo; that the expected benefits of the expansion of Cronos GrowCo’s purpose-built cannabis facility (including any additional supply provided thereby) may not be fully realized within a reasonable time or at all or that Cronos GrowCo may not be able to repay its borrowings under the credit facility provided by Cronos; that the expected benefits of the High Tide Warrant and the High Tide Loan may not be fully realized within a reasonable time or at all or that High Tide may not be able to repay its borrowings under the High Tide Loan; that we may not be able to consummate our planned acquisition of CanAdelaar on the anticipated timeline or at all; the military conflict between Russia and Ukraine may disrupt our operations and those of our suppliers and distribution channels and negatively impact the demand for and use of our products; the risk that cost savings and any other synergies from the

Altria Investment may not be fully realized or may take longer to realize than expected; failure to execute key personnel changes; that our Realignment and our further leveraging of our strategic partnerships will not result in the expected cost-savings, efficiencies and other benefits or will result in greater than anticipated turnover in personnel; that we may not be able to efficiently and effectively manage our operations, and any changes thereto, at our Peace Naturals Campus; lower levels of revenues; the lack of consumer demand for or our inability or challenges in successfully scaling our products; our inability to manage disruptions in credit markets; unanticipated future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses; failure to realize expected growth opportunities; the lack of cash flow necessary to execute our business plan (either within the expected timeframe or at all); difficulty raising capital; the potential adverse effects of judicial, regulatory or other proceedings, or threatened litigation or proceedings, on our business, financial condition, results of operations and cash flows; volatility in and/or degradation of general economic, market, industry or business conditions; compliance with applicable environmental, economic, health and safety, energy and other policies and regulations and in particular health concerns with respect to vaping and the use of cannabis and U.S. hemp products in vaping devices; the unexpected effects of actions of third parties such as competitors, activist investors or federal (including U.S. federal), state, provincial, territorial or local regulatory authorities or self-regulatory organizations; adverse changes in regulatory requirements in relation to our business and products; our failure to improve our internal control environment and our systems, processes and procedures; and the factors discussed under Part I, Item 1A “Risk Factors” of the Annual Report on Form 10-K for the year ended December 31, 2025 and under Part II, Item 1A “Risk Factors” in our Quarterly Reports. Readers are cautioned to consider these and other factors, uncertainties and potential events carefully and not to put undue reliance on Forward-Looking Statements.

Forward-Looking Statements are provided for the purposes of assisting the reader in understanding our financial performance, financial position and cash flows as of and for periods ended on certain dates and to present information about management’s current expectations and plans relating to the future, and the reader is cautioned not to place undue reliance on these Forward-Looking Statements because of their inherent uncertainty and to appreciate the limited purposes for which they are being used by management. While we believe that the assumptions and expectations reflected in the Forward-Looking Statements are reasonable based on information currently available to management, there is no assurance that such assumptions and expectations will prove to have been correct. Forward-Looking Statements are made as of the date they are made and are based on the beliefs, estimates, expectations and opinions of management on that date. We undertake no obligation to update or revise any Forward-Looking Statements, whether as a result of new information, estimates or opinions, future events or results or otherwise or to explain any material difference between subsequent actual events and such Forward-Looking Statements. The Forward-Looking Statements contained in this press release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf are expressly qualified in their entirety by these cautionary statements.

As used in this press release, “CBD” means cannabidiol and “U.S. hemp” has the meaning given to the term “hemp” in the U.S. Agricultural Improvement Act of 2018, including hemp-derived CBD.

Cronos Group Inc.
Condensed Consolidated Balance Sheets
(In thousands of U.S. dollars, except share amounts, unaudited)

	As of March 31, 2026	As of December 31, 2025
Assets
Current assets
Cash and cash equivalents	$821,856	$791,794
Short-term investments	—	40,000
Accounts receivable, net	32,962	34,099
Interest receivable	5,734	8,654
Other receivables	13,546	14,445
Current portion of loans receivable, net	128	—
Inventory, net	48,676	46,750
Prepaids and other current assets	4,974	8,344
Total current assets	927,876	944,086
Other investments	5,199	7,664
Non-current portion of loans receivable, net	20,803	20,847
Property, plant and equipment, net	142,102	145,865
Right-of-use assets	1,303	1,422
Goodwill	65,436	66,478
Intangible assets, net	8,549	8,890
Deferred tax assets	841	1,888
Total assets	$1,172,109	$1,197,140
Liabilities
Current liabilities
Accounts payable	$10,281	$11,640
Income taxes payable	1,369	—
Accrued liabilities	30,601	36,210
Current portion of lease obligation	169	337
Total current liabilities	42,420	48,187
Non-current portion due to non-controlling interests	749	733
Non-current portion of lease obligation	1,142	1,172
Deferred tax liabilities	3,984	4,089
Total liabilities	48,295	54,181
Shareholders’ equity
Share capital and additional paid-in capital (no par value; authorized for issue as of March 31, 2026 and December 31, 2025: unlimited; shares outstanding as of March 31, 2026 and December 31, 2025: 376,258,707 and 381,592,969, respectively)	647,040	662,983
Retained earnings	460,540	447,756
Accumulated other comprehensive loss	(33,918)	(16,842)
Total equity attributable to shareholders of Cronos Group	1,073,662	1,093,897
Non-controlling interests	50,152	49,062
Total shareholders’ equity	1,123,814	1,142,959
Total liabilities and shareholders’ equity	$1,172,109	$1,197,140

Cronos Group Inc.
Condensed Consolidated Statements of Net Income (Loss) and Comprehensive Income (Loss)

	Three months ended March 31,
(In thousands of U.S. dollars, except share and per share amounts, unaudited)	2026	2025
Net revenue, before excise taxes	$58,965	$41,898
Excise taxes	(13,755)	(9,636)
Net revenue	45,210	32,262
Cost of sales	25,392	18,528
Inventory write-down	665	—
Gross profit	19,153	13,734
Operating expenses
Sales and marketing	5,615	4,565
Research and development	1,413	793
General and administrative	11,736	9,309
Restructuring costs	484	555
Share-based compensation	1,313	2,088
Depreciation and amortization	425	496
Total operating expenses	20,986	17,806
Operating loss	(1,833)	(4,072)
Other income (expense)
Interest income, net	8,853	9,665
Gain (loss) on revaluation of financial instruments	(2,484)	49
Foreign currency gain	13,699	1,583
Change in allowance for credit loss on non-operating loan	(106)	—
Other, net	10	43
Total other income	19,972	11,340
Income before income taxes	18,139	7,268
Income tax provision (benefit)	2,428	(455)
Net income	15,711	7,723
Net income attributable to non-controlling interest	1,959	1,601
Net income attributable to Cronos Group	$13,752	$6,122

Comprehensive income (loss)
Net income	$15,711	$7,723
Other comprehensive loss
Foreign exchange loss on translation	(17,945)	(3,082)
Comprehensive income (loss)	(2,234)	4,641
Comprehensive income attributable to non-controlling interests	1,090	1,443
Comprehensive income (loss) attributable to Cronos Group	$(3,324)	$3,198

Net income per share
Basic net income per share attributable to Cronos Group	$0.04	$0.02
Diluted net income per share attributable to Cronos Group	$0.04	$0.02

Cronos Group Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands of U.S. dollars, except share amounts, unaudited)

	Three months ended March 31,
	2026	2025
Operating activities
Net income	$15,711	$7,723
Adjustments to reconcile net income to net cash used in operating activities:
Share-based compensation	1,313	2,088
Depreciation and amortization	3,727	2,840
Loss from investments	2,484	68
Changes in expected credit losses on long-term financial assets	107	9
Inventory step-up recorded to cost of sales	—	517
Foreign currency gain	(13,699)	(1,583)
Other non-cash operating activities, net	979	779
Changes in operating assets and liabilities:
Accounts receivable, net	879	(3,409)
Interest receivable	2,360	3,453
Other receivables	724	(2,379)
Prepaids and other current assets	3,310	(60)
Inventory, net	(2,039)	(1,631)
Accounts payable	(1,206)	(1,637)
Income taxes payable	1,387	4
Accrued liabilities	(5,139)	(8,878)
Net cash provided by (used in) operating activities	10,898	(2,096)
Investing activities
Purchase of short-term investments	—	(40,000)
Proceeds from short-term investments	40,000	—
Purchase of property, plant and equipment	(1,875)	(15,258)
Purchase of intangible assets	(96)	(98)
Net cash provided by (used in) investing activities	38,029	(55,356)
Financing activities
Repurchases of common stock	(16,730)	—
Withholding taxes paid on share-based awards	(1,538)	(2,930)
Net cash used in financing activities	(18,268)	(2,930)
Effect of foreign currency translation on cash and cash equivalents	(597)	(604)
Net change in cash and cash equivalents	30,062	(60,986)
Cash and cash equivalents, beginning of period	791,794	858,805
Cash and cash equivalents, end of period	$821,856	$797,819
Supplemental cash flow information
Interest paid	$—	$—
Interest received	$9,370	$13,052
Income taxes paid	$8	$50

Non-GAAP Measures

Cronos reports its financial results in accordance with Generally Accepted Accounting Principles in the United States (“U.S. GAAP”). This press release refers to measures not recognized under U.S. GAAP (“non-GAAP measures”). These non-GAAP measures do not have a standardized meaning prescribed by U.S. GAAP and are therefore unlikely to be comparable to similar measures presented by other companies. Rather, these non-GAAP measures are provided as a supplement to corresponding U.S. GAAP measures to provide additional information regarding the results of operations from management’s perspective. Accordingly, non-GAAP measures should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. All non-GAAP measures presented in this press release are reconciled to their closest reported U.S. GAAP measure. Reconciliations of historical adjusted financial measures to corresponding U.S. GAAP measures are provided below.

Adjusted EBITDA
Management reviews Adjusted EBITDA, a non-GAAP measure, which excludes non-cash items and items that do not reflect management’s assessment of ongoing business performance. Management defines Adjusted EBITDA as net income (loss) before interest, tax expense (benefit), depreciation and amortization adjusted for: share of (income) loss from equity method investments; impairment loss on goodwill and intangible assets; impairment loss on long-lived assets; (gain) loss on revaluation of derivative liabilities; (gain) loss on revaluation of financial instruments; gain on revaluation of loan receivable; gain on revaluation of equity method investment; transaction costs related to strategic projects; loss on held-for-sale assets; impairment loss on other investments; foreign currency transaction (gain) loss; other, net; loss from discontinued operations; change in allowance for credit loss on non-operating loan; restructuring costs; inventory write-downs resulting from restructuring actions; share-based compensation; costs related to the Israel Ministry of Economy and Industry dumping inquiry; purchase accounting adjustment-related inventory step-up adjustments recorded through cost of sales; and restatement litigation costs and reserves related to the restatements of our 2019 and 2021 interim financial statements (the “Restatements”), including the costs related to the settlement of the SEC’s and the OSC’s investigations of the Restatements and legal costs of defending shareholder class action complaints brought against us as a result of the 2019 restatement (see Note 10(b) “Contingencies,” to the condensed consolidated financial statements under Item 1 of our Quarterly Report for a discussion of the shareholder class action complaints relating to the restatement of the 2019 interim financial statements and the settlement of the SEC’s and the OSC’s investigations of the Restatements). Results are reported as total consolidated results, reflecting our reporting structure of one reportable segment.
Management believes that Adjusted EBITDA provides useful insight into underlying business trends and results and facilitates comparison of period-over-period results. Management uses Adjusted EBITDA for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets.
Beginning in 2025, the Company modified the composition of Adjusted EBITDA to exclude the impact of the provision for expected credit losses recognized under ASC 326 solely with respect to the High Tide Loan (see Note 4 “Loans Receivable, net” to the condensed consolidated financial statements under Item 1 of our Quarterly Report for further information). Management determined that excluding this non-cash provision provides investors with additional insight into period-over-period operating performance by isolating credit-risk movements unrelated to the Company’s core operations.
Management believes that this change provides additional information regarding the Company’s ongoing operational results and enhances comparability with peers that do not routinely extend credit to third parties. This change does not affect the Company’s GAAP financial statements.

The following tables set forth a reconciliation of Net income as determined in accordance with U.S. GAAP to Adjusted EBITDA for the periods indicated:

Three months ended March 31, 2026
Net income	$15,711
Interest income, net	(8,853)
Income tax provision	2,428
Depreciation and amortization	3,727
EBITDA	13,013
Loss on revaluation of financial instruments(i)	2,484
Foreign currency transaction gain	(13,699)
Transaction costs(ii)	959
Other, net(iii)	(10)
Restructuring costs(iv)	484
Share-based compensation(v)	1,313
Restatement litigation costs(vi)	411
Israel Ministry of Economy and Industry dumping inquiry expense(vii)	18
Change in allowance for credit loss on non-operating loan(viii)	106
Adjusted EBITDA	$5,079

Three months ended March 31, 2025
Net income	$7,723
Interest income, net	(9,665)
Income tax benefit	(455)
Depreciation and amortization	2,840
EBITDA	443
Gain on revaluation of financial instruments(i)	(49)
Foreign currency transaction gain	(1,583)
Transaction costs(ii)	40
Other, net(iii)	(43)
Restructuring costs(iv)	555
Share-based compensation(v)	2,088
Restatement litigation costs(vi)	47
Israel Ministry of Economy and Industry dumping inquiry expense(vii)	274
Inventory step-up recorded to cost of sales(ix)	517
Adjusted EBITDA	$2,289
(i)For the three months ended March 31, 2026, the loss on revaluation of financial instruments was driven by a loss related to the Company’s High Tide Warrant and the Company’s equity securities in Vitura. For the three months ended March 31, 2025, the gain on revaluation of financial instruments related primarily to the revaluation of the Company’s DSU liability, partially offset by a loss on the Company’s equity securities in Vitura.
(ii)For the three months ended March 31, 2026, transaction costs represented fees related to the pending acquisition of CanAdelaar. For the three months ended March 31, 2025, transaction costs represented legal, financial and other advisory fees and expenses incurred in connection with the Cronos GrowCo Transaction. These costs are included in general and administrative expenses on the condensed consolidated statements of net income (loss) and comprehensive income (loss).
(iii)For the three months ended March 31, 2026, other, net related to rental income. For the three months ended March 31, 2025, other, net related to (gain) loss on disposal of assets and (gain) loss on revaluation of derivative liabilities.
(iv)For the three months ended March 31, 2026 and 2025, restructuring costs related to employee-related severance costs and IT infrastructure and finance transformation costs associated with the Realignment.
(v)For the three months ended March 31, 2026, share-based compensation related to the expenses of share-based compensation awarded to employees and DSUs issued to our Board of Directors, each under the Company’s share-based award plans. For the three months ended March 31, 2025, share-based compensation related to the expenses of share-based compensation awarded to employees, each under the Company’s share-based award plans.
(vi)For the three months ended March 31, 2026 and 2025, restatement litigation costs included legal costs incurred defending shareholder class action complaints brought against the Company as a result of the 2019 restatement.

(vii)For the three months ended March 31, 2026 and 2025, Israel Ministry of Economy and Industry dumping inquiry expense included expenditures relating to the regulatory inquiry about alleged dumping of medical cannabis products in Israel and related litigation and external relations expenses.
(viii)For the three months ended March 31, 2026, change in allowance for credit loss on non-operating loan represents the allowance recognized on the High Tide loan receivable.
(ix)For the three months ended March 31, 2025, inventory step-up recorded to cost of sales represents the portion of the inventory step-up from the Cronos GrowCo Transaction that was recorded through the condensed consolidated statements of net income (loss) and comprehensive income (loss).
For the three months ended March 31, 2026, Adjusted EBITDA was $5.1 million, representing an improvement of $2.8 million from the three months ended March 31, 2025. The improvement was primarily due to higher gross profit, partially offset by higher operating expenses due to higher sales and marketing, general and administrative, and research and development costs.

Adjusted Gross Profit and Adjusted Gross Margin
To supplement the consolidated financial statements presented in accordance with U.S. GAAP, we have presented Adjusted Gross Profit and Adjusted Gross Margin, non-GAAP measures that exclude the impacts of inventory-related purchase accounting adjustments from the calculations of gross profit and gross margin, which resulted from the Cronos GrowCo Transaction. Results are reported as total consolidated results, reflecting our reporting structure of one reportable segment.
Management believes that Adjusted Gross Profit and Adjusted Gross Margin provide useful insight into underlying business trends to facilitate comparisons of period-over-period results by removing the impacts of inventory-related purchase accounting adjustments resulting from the Cronos GrowCo Transaction, which reflect a one-time event and do not reflect management’s assessment of ongoing business performance.
The following table sets forth a reconciliation of Gross profit and Gross margin, each as determined in accordance with U.S. GAAP, to Adjusted Gross Profit and Adjusted Gross Margin, respectively, for the periods indicated:

(in thousands of USD)	Three months ended March 31,		Change
	2026	2025	$	%
Net revenue	$45,210	$32,262	$12,948	40%

Gross profit	$19,153	$13,734	$5,419	39%
Inventory step-up recorded to cost of sales	—	517	(517)	N/A
Adjusted Gross Profit	$19,153	$14,251	$4,902	34%

Gross margin(i)	42%	43%	N/A	(1) pp
Adjusted Gross Margin(ii)	42%	44%	N/A	(2) pp
(i)Gross margin is defined as gross profit divided by net revenue.
(ii)Adjusted Gross Margin is defined as Adjusted Gross Profit divided by net revenue.
For the three months ended March 31, 2026, Adjusted Gross Profit was $19.2 million, representing an increase of $4.9 million from the three months ended March 31, 2025. The increase was primarily due to higher average sales prices, largely driven by a mix shift to Israel and other countries, which carry no excise taxes, and higher sales volumes.
Constant Currency
To supplement the consolidated financial statements presented in accordance with U.S. GAAP, we have presented constant currency adjusted financial measures for net revenue, gross profit, gross profit margin, operating expenses, net income (loss) and Adjusted EBITDA for the three months ended March 31, 2026, as well as cash and cash equivalents and short-term investment balances as of March 31, 2026 compared to December 31, 2025, which are considered non-GAAP financial measures. We present constant currency information to provide a framework for assessing how our underlying operations performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period income statement results in currencies other than U.S. dollars are converted into U.S. dollars using the average exchange rates from the three month comparative period in 2025 rather than the actual average exchange rates in effect during the respective current period; constant currency current and prior comparative balance sheet information is translated at the prior year-end spot rate rather than the current period spot rate. All growth comparisons relate to the corresponding period in 2025. We have provided this non-GAAP financial information to aid investors in better understanding the performance of our operations. The non-GAAP financial measures presented in this press release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with U.S. GAAP.

The table below sets forth certain measures of consolidated results from continuing operations on a constant currency basis for the three months ended March 31, 2026 compared to the three months ended March 31, 2025 as well as cash and cash equivalents and short-term investments as of March 31, 2026 and December 31, 2025, both on an as-reported and constant currency basis (in thousands):

	As Reported				As Adjusted for Constant Currency
	Three months ended March 31,		As Reported Change		Three months ended March 31,	Constant Currency Change
	2026	2025	$	%	2026	$	%
Net revenue	$45,210	$32,262	$12,948	40%	$41,913	$9,651	30%
Gross profit	19,153	13,734	5,419	39%	17,588	3,854	28%
Gross margin	42%	43%	N/A	(1) pp	42%	N/A	(1) pp

Operating expenses	20,986	17,806	3,180	18%	20,005	2,199	12%
Net income	15,711	7,723	7,988	103%	14,809	7,086	92%
Adjusted EBITDA	$5,079	$2,289	$2,790	122%	$4,153	$1,864	81%

	As of March 31,	As of December 31,	As Reported Change		As of March 31,	Constant Currency Change
	2026	2025	$	%	2026	$	%
Cash and cash equivalents	$821,856	$791,794	$30,062	4%	$822,316	$30,522	4%
Short-term investments	—	40,000	(40,000)	N/A	—	(40,000)	N/A
Total cash and cash equivalents and short-term investments	$821,856	$831,794	$(9,938)	(1)%	$822,316	$(9,478)	(1)%

Net revenue

	As Reported				As Adjusted for Constant Currency
	Three months ended March 31,		As Reported Change		Three months ended March 31,	Constant Currency Change
	2026	2025	$	%	2026	$	%
Cannabis flower	$33,734	$23,344	$10,390	45%	$30,972	$7,628	33%
Cannabis extracts	11,457	8,608	2,849	33%	10,923	2,315	27%
Other	19	310	(291)	(94)%	18	(292)	(94)%
Net revenue	$45,210	$32,262	$12,948	40%	$41,913	$9,651	30%

	As Reported				As Adjusted for Constant Currency
	Three months ended March 31,		As Reported Change		Three months ended March 31,	Constant Currency Change
	2026	2025	$	%	2026	$	%
Canada	$25,351	$20,130	$5,221	26%	$24,221	$4,091	20%
Israel	14,151	9,229	4,922	53%	12,240	3,011	33%
Other countries	5,708	2,903	2,805	97%	5,452	2,549	88%
Net revenue	$45,210	$32,262	$12,948	40%	$41,913	$9,651	30%
For the three months ended March 31, 2026, net revenue on a constant currency basis was $41.9 million, representing a 30% increase from the three months ended March 31, 2025. On a constant currency basis, net revenue increased for the three months ended March 31, 2026, primarily due to higher cannabis flower sales in Israel and other countries, which carry no excise taxes, and higher cannabis extract and flower sales in the Canadian market.
Gross profit
For the three months ended March 31, 2026, gross profit on a constant currency basis was $17.6 million, representing a 28% increase from the three months ended March 31, 2025. On a constant currency basis, gross profit increased for the three months ended March 31, 2026, primarily due to higher average sales prices, largely driven by a mix shift to Israel and other countries, which carry no excise taxes, and higher sales volumes. For the three months ended March 31, 2025, we recognized $0.5 million of inventory step-up from the Cronos GrowCo Transaction in cost of sales. No such costs were recognized for the three months ended March 31, 2026.
Operating expenses
For the three months ended March 31, 2026, operating expenses on a constant currency basis were $20.0 million, representing a 12% increase from the three months ended March 31, 2025. On a constant currency basis, operating expenses increased for the three months ended March 31, 2026, primarily due to higher salaries and benefits, transaction costs and product development costs, partially offset by lower share-based compensation expense.
Net income
For the three months ended March 31, 2026, net income on a constant currency basis was $14.8 million, representing a higher net income of $7.1 million from the three months ended March 31, 2025. On a constant currency basis, the improvement in net income for the three months ended March 31, 2026, was primarily due to higher gross profit and other income, partially offset by higher operating expenses.
Adjusted EBITDA
For the three months ended March 31, 2026, Adjusted EBITDA on a constant currency basis was $4.2 million, representing a $1.9 million improvement from the three months ended March 31, 2025. The improvement in Adjusted EBITDA for the three months ended March 31, 2026 on a constant currency basis was driven by higher gross profit, partially offset by higher operating expenses due to higher sales and marketing, general and administrative, and research and development costs.
Cash and cash equivalents & short-term investments
Cash and cash equivalents and short-term investments on a constant currency basis decreased 1% to $822.3 million as of March 31, 2026, from $831.8 million as of December 31, 2025. The decrease in cash and cash equivalents and short-term investments on a constant currency basis is primarily due to repurchases of common stock, purchases of property, plant and equipment, and withholding taxes paid on share-based awards, partially offset by positive cash from operating activities.
Foreign currency exchange rates
All currency amounts in this press release are stated in U.S. dollars, which is our reporting currency, unless otherwise noted. All references to “dollars” or “$” are to U.S. dollars. The assets and liabilities of our foreign operations are translated into dollars at the exchange rate in effect as of March 31, 2026, March 31, 2025, and December 31, 2025. Transactions affecting the shareholders’ equity (deficit) are translated at historical foreign exchange rates. The condensed consolidated statements of net income (loss) and comprehensive income (loss) and condensed consolidated statements of cash flows of our foreign operations are translated into dollars by applying the average foreign exchange rate in effect for the reporting period as reported on Bloomberg.
The exchange rates used to translate from Canadian dollars (“C$”) to dollars are shown below:

(Exchange rates are shown as C$ per $)	As of
	March 31, 2026	March 31, 2025	December 31, 2025
Spot rate	1.3916	1.4393	1.3698
Year-to-date average rate	1.3720	1.4356	N/A
The exchange rates used to translate from Israeli New Shekels (“ILS”) to dollars are shown below:

(Exchange rates are shown as ILS per $)	As of
	March 31, 2026	March 31, 2025	December 31, 2025
Spot rate	3.1441	3.7191	3.1863
Year-to-date average rate	3.1240	3.6145	N/A

For further information, please contact:
Harrison Aaron
Investor Relations
Tel: (416) 504-0004
investor.relations@thecronosgroup.com